Exhibit 99.3

JOINT INSURED BOND AGREEMENT

AGREEMENT, made this 8th day of May, 2006 between undersigned (each an "Insured" and together, the "Insureds") pursuant to Rule 17g-1(f) under the Investment Company Act of 1940 (the "1940 Act") relating to the Insureds' joint insured bond (the "Bond").

The Insureds hereby agree that in the event recovery is received under the Bond as a result of a loss sustained by each of the Insureds, each Insured shall receive an equitable and proportionate share of the recovery, and in all such events such share of the recovery shall be an amount that is at least equal to the amount which it would have received had it maintained a single insured bond with the minimum coverage required by Rule 17g-1(d) under the 1940 Act.

FORTRESS REGISTERED INVESTMENT TRUST

By:           /s/ Randal A. Nardone
                                                                                    Name:        Randal A. Nardone
Title            Chief Operating Officer and Secretary

FORTRESS INVESTMENT TRUST II

By:           /s/ Randal A. Nardone
                                                                                    Name:        Randal A. Nardone
Title:           Chief Operating Officer and Secretary

FORTRESS BROOKDALE INVESTMENT FUND LLC

By:           /s/ Randal A. Nardone
                                                                                    Name:        Randal A. Nardone
Title:          Chief Operating Officer and Secretary

FORTRESS PINNACLE INVESTMENT FUND LLC

By:           /s/ Randal A. Nardone
                                                                                    Name:        Randal A. Nardone
Title:           Chief Operating Officer and Secretary

RIC COINVESTMENT FUND LP

By:           /s/ Randal A. Nardone
                                                                                    Name:        Randal A. Nardone
Title:           Chief Operating Officer and Secretary